                        Rule 424(b)(3)
                        Registration Statement Nos. 333-98743 and 333-103966

PRICING SUPPLEMENT NO. 4
Dated September 16, 2003 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.


                                  $500,000,000

                                   [CIT LOGO]

                                 CIT GROUP INC.
            $300,000,000 2.875% SENIOR NOTES DUE SEPTEMBER 29, 2006
         $200,000,000 FLOATING RATE SENIOR NOTES DUE SEPTEMBER 22, 2006

                            Joint Lead Managers
BNP PARIBAS                                               GOLDMAN, SACHS & CO.
                              ---------------

ABN AMRO INCORPORATED                             BANC ONE CAPITAL MARKETS, INC.
BARCLAYS CAPITAL                                      CREDIT SUISSE FIRST BOSTON
UBS INVESTMENT BANK

                              ---------------

MIZUHO INTERNATIONAL PLC                                                SG COWEN



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
(X) Senior Note               ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:             $300,000,000 in Fixed Rate Notes; $200,000,000 in Floating
                              Rate Notes.

PROCEEDS TO CORPORATION:      99.611% or $298,833,000 for the Fixed Rate Notes; 99.775% or
                              $199,550,000 for the Floating Rate Notes.

UNDERWRITERS' COMMISSION:     0.225% or $675,000 for the Fixed Rate Notes; 0.225% or
                              $450,000 for the Floating Rate Notes.

ISSUE PRICE:                  99.836% or $299,508,000 for the Fixed Rate Notes; 100% or
                              $200,000,000 for the Floating Rate Notes.

ORIGINAL ISSUE DATE:          September 23, 2003.

MATURITY DATE:                September 29, 2006 for the Fixed Rate Notes and
                              September 22, 2006 for the Floating Rate Notes, provided
                              that if such day is not a Business Day, the payment of
                              principal and interest may be made on the next succeeding
                              Business Day, and no interest on such payment will accrue
                              for the period from and after the Maturity Date.

INTEREST RATE FOR THE FIXED   The Fixed Rate Notes will bear interest at an annual rate of
  RATE NOTES:                 2.875%.

INTEREST RATE BASIS FOR THE   LIBOR Telerate.
  FLOATING RATE NOTES:

INDEX MATURITY FOR THE        Three months.
  FLOATING RATE NOTES:

SPREAD FOR THE FLOATING RATE  +40 basis points (0.40%).
  NOTES:

INTEREST RATE CALCULATION     LIBOR Telerate determined on the Interest Determination Date
  FOR THE FLOATING RATE       plus the Spread.
  NOTES:

INITIAL INTEREST RATE FOR     LIBOR Telerate determined two London Business Days prior to
  THE FLOATING RATE NOTES:    the Original Issue Date plus the Spread.

SPECIFIED CURRENCY:           U.S. Dollars ($).

DELIVERY:                     The notes are expected to be delivered in book-entry form
                              only, to purchasers through The Depository Trust Company,
                              Clearstream and Euroclear, as the case may be, on or about
                              September 23, 2003.

FORM:                         Global Note.

INTEREST RESET DATES FOR THE  Quarterly on December 22, March 22, June 22 and
  FLOATING RATE NOTES:        September 22 of each year, commencing December 22, 2004,
                              provided that if any Interest Reset Date would otherwise
                              fall on a day that is not a Business Day, then the Interest
                              Reset Date will be the first following day that is a
                              Business Day, except that if such Business Day is in the
                              next succeeding calendar month, such Interest Reset Date
                              will be the immediately preceding Business Day.

                                       2

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
INTEREST PAYMENT DATES:       Interest will be paid on the Fixed Rate Notes at maturity, upon earlier tax redemption (to the extent provided in the prospectus supplement) and semiannually on March 29 and
                              September 29 of each year, commencing March 29, 2004,
                              provided that if any such day is not a Business Day, the
                              Interest Payment Date will be the next succeeding Business
                              Day, and no interest on such payment will accrue for the
                              period from and after the Maturity Date.

                              Interest will be paid on the Floating Rate Notes at
                              maturity, upon earlier tax redemption (to the extent
                              provided in the prospectus supplement) and quarterly on
                              December 22, March 22, June 22 and September 22 of each
                              year, commencing December 22, 2004, provided that if any
                              such day (other than the Maturity Date) is not a Business
                              Day, the Interest Payment Date will be the next succeeding
                              Business Day, except that if such Business Day is in the
                              next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no
                              interest on such payment will accrue for the period from and after the Maturity Date.

ACCRUAL OF INTEREST:          Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

                              Accrued interest on the Floating Rate Notes will be computed by adding the Interest Factors calculated for each day from the Original Issue Date or from the last date to which
                              interest has been paid or duly provided for up to but not
                              including the day for which accrued interest is being
                              calculated. The 'Interest Factor' for any Note for each such day will be computed by multiplying the face amount of the
                              Note by the interest rate applicable to such day and
                              dividing the product thereof by 360.

INTEREST DETERMINATION DATE   Two London Business Days prior to each Interest Reset Date.
  FOR THE FLOATING RATE
  NOTES:

CALCULATION DATE FOR THE      The earlier of (i) the fifth Business Day after each
  FLOATING RATE NOTES:        Interest Determination Date, or (ii) the Business Day
                              immediately preceding the applicable Interest Payment Date.

MAXIMUM INTEREST RATE FOR     Maximum rate permitted by New York law.
  THE FLOATING RATE NOTES:

MINIMUM INTEREST RATE FOR     0.0%.
  THE FLOATING RATE NOTES:

EXCHANGE LISTING:             Luxembourg Stock Exchange.

OTHER PROVISIONS:             'Fixed Rate Notes' mean the $300,000,000 2.875% Senior Notes
                              Due September 29, 2006

                              'Floating Rate Notes' mean the $200,000,000 Floating Rate
                              Senior Notes Due September 22, 2006.

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
                              'LIBOR Telerate' means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m.,
                              London time, on the applicable Interest Determination Date.

                              'Telerate Page 3750' means the display page designated as
                              page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the
                              purpose of displaying London interbank offered rates).

                              'Business Day' means any day, other than a Saturday or
                              Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which
                              day is also a day on which dealings in deposits in U.S.
                              dollars are transacted in the London interbank market.

                              'London Business Day' means any day on which deposits in
                              U.S. dollars are transacted in the London interbank market.

TRUSTEE, REGISTRAR,           Bank One Trust Company, N.A.
  AUTHENTICATING, U.S.
  CALCULATION AGENT AND U.S.
  PAYING AGENT:

CUSIP:                        125581AG3 for the Fixed Rate Notes; 125581AF5 for the
                              Floating Rate Notes.

COMMON CODE:                  017717669 for the Fixed Rate Notes; 017717766 for the
                              Floating Rate Notes.

ISIN:                         US125581AG38 for the Fixed Rate Notes; US125581AF54 for the
                              Floating Rate Notes.

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                              PLAN OF DISTRIBUTION

    We have entered into a terms agreement, dated as of September 16, 2003, with the Underwriters named below for whom BNP Paribas Securities Corp. and Goldman, Sachs & Co. are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                               OF FIXED RATE     OF FLOATING RATE
                   UNDERWRITERS OF NOTES                           NOTES              NOTES
                   ---------------------                           -----              -----
BNP Paribas Securities Corp. ...............................    $120,000,000       $ 80,000,000
Goldman, Sachs & Co. .......................................     120,000,000         80,000,000
ABN AMRO Incorporated.......................................       9,600,000          6,400,000
Banc One Capital Markets, Inc. .............................       9,600,000          6,400,000
Barclays Capital Inc. ......................................       9,600,000          6,400,000
Credit Suisse First Boston LLC..............................       9,600,000          6,400,000
UBS Securities LLC..........................................       9,600,000          6,400,000
Mizuho International plc....................................       6,000,000          4,000,000
SG Cowen Securities Corporation.............................       6,000,000          4,000,000
                                                                ------------       ------------
    Total...................................................    $300,000,000       $200,000,000
                                                                ------------       ------------
                                                                ------------       ------------

    We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.15% of the principal amount of the notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.10% of the principal amount of the notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

    Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

    The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

    In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

    The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

    We accept responsibility for the information contained in this pricing supplement.

    Signed on behalf of CIT Group Inc.:

    By: /s/ Glenn A. Votek
        .............................
        DULY AUTHORIZED

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